CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT dated as of the 30th day of November      , 2021,

AMONG:

VOLTA II LTD., a company incorporated under the laws of the Cayman Islands, which registered office is at P.O. Box 61, 3rd Floor Harbour Centre, North Church Street, George Town, Grand Cayman KY1-1102, Cayman Islands

Hereinafter referred to as "Royalty Payor",

AND:

B2GOLD CORP., a corporation duly incorporated pursuant to the laws of British Columbia

Hereinafter referred to as "Royalty Holder",

AND:

WEST AFRICAN RESOURCES LIMITED, a corporation duly incorporated pursuant to the laws of Australia (ACN: 121 539 375)

Hereinafter referred to as "Guarantor",

"Parties" means the Royalty Payor, the Royalty Holder and Guarantor and "Party" means any one of them.

WITNESSES THAT for good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the Parties), the Parties agree as follows:

1. Interpretation

1.1 Appendices

Appendix "A", which is attached to this Net Smelter Returns Royalty Agreement (the "Royalty Agreement"), is incorporated into and forms part of this Royalty Agreement.

1.2 Severability

If any one or more of the provisions contained in this Royalty Agreement is held to be invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the law of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.3 Performance on Holidays

If any action is required to be taken pursuant to this Royalty Agreement on or by a specified date which is not a business day in the State of Western Australia, Australia, Vancouver, British Columbia, Burkina Faso or the Cayman Islands, then such action will be valid if taken on or by the next business day.

1.4 Calculation of Time

In this Royalty Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If, however, the last day of the period does not fall on a business day in Vancouver, British Columbia, the period will terminate at 5:00 p.m. (Vancouver time) on the next business day.

1.5 Currency

Unless otherwise indicated, all references to currency herein, including "$", are to lawful money of the United States of America. Where a sum to which this Royalty Agreement relates cannot be paid in US dollars, the amount will be determined by reference to the mid-market rate of the US dollars on the applicable day published by XE.com.

1.6 Consent

Whenever a provision of this Royalty Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.7 Headings

The headings to the sections of this Royalty Agreement are inserted for convenience only and will not affect the construction hereof.

1.8 Other Matters of Interpretation

In this Royalty Agreement:

(a) the singular includes the plural and vice versa;

(b) the masculine includes the feminine and vice versa;

(c) references to "Section", "Subsection" and "Appendix" are to sections, subsections and appendices of this Royalty Agreement, respectively;

(d) all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words "covenants" or "agrees" or "promises";

(e) all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an affiliate which directly or indirectly controls, or is controlled by, the party (an "Affiliate") or otherwise; and

(f) the words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions when used in this Royalty Agreement refer to the whole of this Royalty Agreement and not to any particular section, subsection, appendix or portion thereof.

1.9 If this Royalty Agreement is required to be translated into a language other than English, in the event of any conflict or inconsistency between the translated document and the English version, the English version shall prevail.

2. General

It is the intention of the Royalty Payor and the Royalty Holder that the net smelter returns royalty hereinafter provided be based upon the value at the boundary of the Property (as defined below) of the mineral products produced and sold or deemed sold, determined by reference to published prices for refined gold as hereinafter provided. The Royalty Holder acknowledges it may be necessary or appropriate to process, treat or upgrade mineral products off the Property before they are sold or deemed sold and that to determine the value of such mineral products at the boundary of the Property, the costs set forth in subsection 4(a) below will be deducted from the proceeds received or deemed to be received by the Royalty Payor. The obligation to pay the Royalty (as defined in section 4) will accrue upon the outturn of refined gold meeting the requirements of the specified published price to the Royalty Payor's account. "Property" means the mineral tenures set out in Appendix "A" to this Royalty Agreement, any renewals, extensions, replacements or improvements thereon made by or on behalf of the Royalty Payor provided that the perimeter coordinates of the Property as at the date of execution of this Royalty Agreement shall not be extended.

3. Royalty

The Royalty Payor shall pay to the Royalty Holder a net smelter returns royalty (the "Royalty") equal to:

(a) 2.7% of the Net Value on the first 2,500,000 payable ounces of all gold produced from the ores, minerals and mineral products located on, in, or under or derived from, the Property, and sold or deemed to have been sold by or for the Royalty Payor or the Guarantor (the "Sold Products"); and

(b) 0.45% of the Net Value on the next 1,500,000 payable ounces of Sold Products.

4. Net Value

As used herein, "Net Value" means:

(a) the Gross Value of Sold Products, less the following costs, charges and expenses actually paid or incurred by the Royalty Payor:

(i) charges for treatment in the smelting and refining processes by an off-site smelter or refinery (including handling, provisional settlement fees, weighing, sampling, assaying, umpire and representation costs, penalties, and other similar deductions made by the smelter or refinery), but for greater certainty, excluding all costs of mining, milling, leaching, concentrating, or other similar processing costs;

(ii) actual costs of transportation (including loading, freight, insurance, security, surveyor fee, transaction taxes, handling, port fees, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) of intermediate products (which, for certainty, excludes raw or crushed ore) from the Property to the smelter or refinery; and

(iii) costs or charges for or in connection with insurance, storage, or representation at a smelter or refinery for products or refined metals, or

(b) if there is a insurable loss of or damage to gold (including in the form of ores, doré, concentrates and metals) that is produced or extracted by or on behalf of the Royalty Payor from the Property, whether or not occurring on or off the Property and whether the products are in the possession of the Royalty Payor or otherwise (a "Loss of Products"), the sum of the insurance proceeds in respect of such Loss of Product.

5. Gross Value

If the Royalty Payor causes refined gold (meeting the specifications of London Bullion Market Association ("LBMA") Good Delivery) to be produced from ores mined from the Property, then for the purposes of determining the Royalty:

(a) the "Gross Value" will be determined by multiplying Gold Production during the calendar month by Monthly Average Gold Price. As used herein, "Gold Production" means the quantity of refined gold out-turned to the Royalty Payor's pool account by an independent third-party refinery for gold produced from the Property during the calendar month on either a provisional or final settlement basis. "Monthly Average Gold Price" means the average LBMA Gold Price for gold as published daily in the Wall Street Journal, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported. For greater certainty, refined gold will be deemed to have been sold at the Monthly Average Gold Price for the month in which it was produced; and

(b) if outturn of refined metals is made by an independent third party refinery on a provisional basis, the Gross Value will be based upon the amount of such provisional settlement, but will be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by such refinery.

6. Interest in the Property

The Parties intend that the Royalty, to the extent permissible under applicable law, constitutes an interest in the Property and agree that:

(a) the Royalty will run with the title to the Property, and any disposition, assignment or transfer of the Property, or any interest therein, will be subject to the Royalty;

(b) any sale or other disposition by the Royalty Payor of any interest in the Property will be effective only in accordance with Section 13.2 of this Royalty Agreement;

(c) subject to paragraph (d) below, the Royalty Payor shall, from time to time, upon request by the Royalty Holder, at Royalty Holder's sole cost, sign and deliver to the Royalty Holder, and the Royalty Holder may register or otherwise record against the Property, this Royalty Agreement, a mortgage or other security agreement, and any other similar document or documents as the Royalty Holder may reasonably request that will have the effect of giving notice of the existence of the Royalty to third Persons, protecting the Royalty Holder's right to receive the Royalty, and securing payment of the Royalty and the covenants and obligations of the Royalty Payor under this Royalty Agreement, and will assist the Royalty Holder in recording this Royalty Agreement or notice thereof with the applicable mineral titles, land titles or land registry office, as required;

(d) the Royalty Payor is not obliged to provide a mortgage or any other security agreement under paragraph (c) unless the Royalty Holder enters into a deed of covenant with any financier (or trustee or agent of the financier, as the case may be) of the Royalty Payor, its subsidiaries or its holding companies (the "Project Financier"), on terms reasonably satisfactory to the Project Financier, such deed of covenant to include:

(i) notwithstanding anything to the contrary in this Royalty Agreement, express consent to the creation of the Project Financier's mortgage or security agreement;

(ii) express consent from the Royalty Holder to the Project Financier's right to exercise all powers (including enforcement where necessary) under that mortgage or security agreement and an undertaking from the Royalty Holder that it will not enforce its rights under any mortgage or security agreement granted to it by the Royalty Payor under paragraph (c) where a Project Financer holds a mortgage or security agreement from the Royalty Payor; and

(iii) an acknowledgement from the Project Financier that its mortgage or security agreement is second ranking to the Royalty Holder's mortgage or security agreement irrespective of the date on which the relevant mortgage or security agreements are created and / or perfected, but only to the extent of the Royalty Holder's: (1) right to receive the Royalty and payment of the Royalty; and (2) ability to enforce the covenants and obligations of the Royalty Payor and/or the Guarantor under this Royalty Agreement, and

(e) the Royalty Payor shall give prompt written notice to the Royalty Holder of the substitution, renewal or replacement of any portion of the Property by a similar or different form of tenure (including, but not limited to, unpatented claims, licences of occupation, patented freehold claims, patented leasehold claims, rights, leases, licences or permits (whether extending over a greater or lesser area)) and will enter into such documents as may be reasonably requested by Royalty Holder to confirm the grant of Royalty in and to the new tenure.

7. Term

The Royalty will exist in perpetuity, subject only to the continued existence of the mineral rights and tenures comprising the Property, including any renewals, extensions, reissuances, recharacterizations or replacements thereof. If any right, power or interest of any Party under this Royalty Agreement would violate the rule against perpetuities or equivalent rule under applicable law, then such right, power or interest will terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Royalty Agreement.

8. Operations, Further Refinement, Stockpiling and Commingling

The Royalty Holder acknowledges and agrees that any decision to commence, pursue, suspend or cease mining on the Property is solely a matter for the Royalty Payor. The Royalty Payor may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process and upgrade the ores, concentrates, and other mineral products produced from ores mined from the Property prior to sale, transfer, or conveyance to a purchaser, user or consumer other than the Royalty Payor. The Royalty Payor shall not be liable for mineral values lost in such processing under sound practices. The Royalty Payor shall have the right to stockpile and commingle ore, concentrates, minerals and other material mined and removed from the Property from which products are to be produced with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Royalty Payor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and will weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Royalty Payor shall use procedures accepted in the mining and metallurgical industry which are reasonably considered to be suitable for the type of mining and processing activity being conducted. Representative samples and analyses of the material must be retained by the Royalty Payor for a reasonable amount of time, but not less than 24 months after receipt by the Royalty Holder of the Royalty paid with respect to such commingled products from the Property. For greater certainty, the amount of valuable metals contained in the material must be capable of being accurately verified by audit under Section 12 of this Royalty Agreement.

9. Insurance

The Royalty Payor shall obtain and maintain insurance against Loss of Products prior to their sale in such amounts and with such coverage as is consistent with the Royalty Payor's normal practice.

10. Sales to Affiliates

The Royalty Payor shall be permitted to sell minerals from the Property in the form of raw ore, doré, or concentrates to an Affiliate, provided that such sales will be considered, solely for the purpose of computing Net Value, to have been sold at prices and on terms no less favourable than those which would be extended to an unaffiliated third party under similar circumstances.

11. Payments and Statements

11.1 Payments

(a) The Royalty will become duen and payable in cash quarterly on the 45th day following the last day of the calendar quarter in which the same accrued.

(b) All Royalty payments must be made in United States dollars without demand, notice, set-off, or reduction, via the transfer of immediately available funds to such bank account as the Royalty Holder may nominate in writing to the Royalty Payor from time to time.

(c) All Royalty payments will bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, from the date that the applicable Royalty payment becomes due and payable to the date of payment of the applicable Royalty payment by the Royalty Payor to the Royalty Holder. As used herein, "Prime Rate" for any day means the London Interbank Offered Rate on an average bid basis for periods of three months quoted at or about 11.00am on a London business day by the British Bankers' Association for deposits in US Dollars plus 1.75% or such other rate as may be agreed upon by the parties.

(d) All Royalty payments made pursuant to Section 3(a) hereunder, including any interest or penalty payable thereon, will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Tax") imposed or levied by or on behalf of a governmental authority or any political subdivision thereof, or any department, authority or agency therein or thereof having power to tax, unless such withholding or deduction of such taxes, duties, assessments or governmental charges is required by the applicable laws of such jurisdiction. If withholding, deduction or payment of Tax is required in respect of any Royalty payment made pursuant to Section 3(a), then the Royalty Payor shall pay to Royalty Holder such additional amounts as may be necessary in order that the net amounts received by Royalty Holder, after payment of Tax, shall be equal to the net amounts which would have been received by Royalty Holder if Tax had not been payable.

11.2 Quarterly Statements

(a) Royalty payments will be accompanied by a statement showing in reasonable detail: (i) the quantity and grade of the refined gold produced and sold or deemed sold by the Royalty Payor in the preceding calendar quarter; (ii) the Average Monthly Gold Price; (iii) charges; (iv) costs, and (v) other deductions; and (vi) other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

(b) Such quarterly statement will also list the quantity and quality of any gold which has been retained as inventory for more than 60 days. The Royalty Holder shall have 15 days after receipt of the statement to either (1) request that the doré be deemed sold as provided in subsection 5(a), above as of such fifteenth day utilizing the mine weights and assays for such doré and utilizing a deemed charge for all deductions specified in sections 2 and 4 above which will be based upon the most recent charges to the Royalty Payor for such services by an unaffiliated third party, or (2) elect to wait until the time that refined gold from such doré is actually out-turned to the Royalty Payor or such doré is sooner sold by the Royalty Payor. The failure of the Royalty Holder to respond within such time will be deemed to be an election under (2) above.

11.3 Annual Statements

Prior to the commencement of mining operations on or within the Property, the Royalty Payor must provide to the Royalty Holder an annual report by not later than 45 days following the Royalty Payor's fiscal year end outlining the following:

(a) the work carried out by or on behalf of the Royalty Payor within the Property during that year;

(b) an outline of the Royalty Payor's proposed activities within the Property during the next year;

(c) annual mineral resources and mineral reserves; and

(d) operating and exploration expenditure and forecasts.

From the commencement of the payment of the Royalty, the Royalty Payor must provide the Royalty Holder an annual report by not later than 45 days following the Royalty Payor's fiscal year end setting out the following:

(a) annual mineral resources and mineral reserves;

(b) operating and exploration expenditure and forecast; and

(c) annual production forecast, budget and life of mine plan.

12. Audits

All Royalty payments will be considered final and in full satisfaction of all obligations of the Royalty Payor with respect thereto, unless the Royalty Holder gives the Royalty Payor Notice describing and setting forth a specific objection to the calculation thereof within two years after receipt by the Royalty Holder of the quarterly statement that relates to the Royalty payment in question. If the Royalty Holder objects to a particular quarterly statement as herein provided, the Royalty Holder shall, for a period of 120 days after the Royalty Payor's receipt of Notice of such objection, have the right, upon reasonable notice and at all reasonable times, to have the Royalty Payor's accounts and records relating to the calculation of the Royalty in question audited by an independent firm of certified public accountants selected by the Royalty Holder. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder. The Royalty Holder shall pay all costs of such audit unless a deficiency of more than 2% of the amount due is determined to exist. The Royalty Payor shall pay the costs of such audit if a deficiency of more than 2% of the amount due is determined to exist. All books and records used by the Royalty Payor to calculate royalties due hereunder will be kept in accordance with generally accepted accounting principles. Failure on the part of the Royalty Holder to make claim on the Royalty Payor for adjustment in such 24-month period will establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

13. Assignment

13.1 Assignment by the Royalty Holder

The Royalty Holder may sell, convey or otherwise dispose of ("Transfer") (i) any of its rights under this Royalty Agreement and/or (ii) all or any undivided portion of the Royalty payable, including for an indefinite period or for a stated term of years, provided that such assignment will not be effective against the Royalty Payor until the Royalty Holder has delivered to the Royalty Payor and the Guarantor a deed under which the assignee covenants to be bound by the terms of this Royalty Agreement and assumes the obligations of the Royalty Holder under this Royalty Agreement, with respect to the assigned rights or interests.

13.2 Assignment by Royalty Payor

The Royalty Payor must not transfer, sell, assign, grant any mortgage or other security interest over the Property or otherwise dispose of all or any interest in the Property or this Royalty Agreement, unless:

(a) the Royalty Holder expressly consents in writing to the assignment (acting reasonably);

(b) the assignee, the Royalty Holder, the Guarantor and the Royalty Payor (acting reasonably) have entered into a deed under which the assignee covenants to be bound by the terms of this Royalty Agreement and assumes the obligations of the Royalty Payor under this Royalty Agreement; and

(c) if the Royalty Holder has been granted a mortgage or other security agreement in respect of the Property which secures the payment of the Royalty and obligations contained in this Royalty Agreement, then the assignee must covenant to be bound by the terms of such mortgage or security agreement in a form acceptable to the Royalty Holder.

The Royalty Payor may not Transfer any interest in this Royalty Agreement except in accordance with this Section 13.2 of this Royalty Agreement. For greater certainty, if the Royalty Payor Transfers all or any portion of its interest in the Property in accordance with this Section 13.2 of this Royalty Agreement, the Royalty Payor shall thereupon be relieved of all liability for payment of royalties under this Royalty Agreement for any royalties that may thereafter arise with respect to such transferred interest.

14. Indemnity

The Royalty Payor agrees that it will defend, indemnify, reimburse and hold harmless the Royalty Holder, its Affiliates, and their respective agents and employees and their successors and assigns (collectively the "Indemnified Parties"), and each of them, for, from and against any and all claims, demands, liabilities, actions and proceedings, that may be made or brought against the Indemnified Parties or which the Indemnified Parties may sustain, pay or incur that result from or relate to operations conducted on or in respect of the Property that result from or relate to the mining, handling, transportation, smelting or refining of the mineral products or the handling or transportation of the mineral products, including without limitation claims, demands, liabilities, actions and proceedings, in any way arising from or connected with any non-compliance with environmental law or any contaminants or hazardous substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part thereof.

15. Parent Guarantee

15.1 The Guarantor hereby unconditionally and irrevocably obliges to be jointly and severally liable for and guarantees, as a direct obligation in favour of the Royalty Holder, the due and punctual performance, observance and payment by the Royalty Payor of each and every covenant, agreement, undertaking, representation, warranty, indemnity and obligation of the Royalty Payor contained in this Royalty Agreement (the "Guaranteed Obligations") and shall perform such Guaranteed Obligations upon the default or non-performance thereof by the Royalty Payor. This Section 15.1 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this Royalty Agreement as amended, varied, supplemented, renewed or replaced.

15.2 The guarantee in this Article 15 will remain in force until all of the Guaranteed Obligations of the Royalty Payor have been satisfied in full. Notwithstanding the foregoing or anything else to the contrary contained herein, upon the satisfaction in full by the Royalty Payor of the Guaranteed Obligations, all obligations of Guarantor hereunder shall forever cease, and such Guarantor shall have no liability hereunder from and after such time.

15.3 The Guarantor acknowledges that the guarantee in this Article 15 is continuing in nature and applies to all presently existing and future Guaranteed Obligations of the Royalty Payor. The Guarantor acknowledges and agrees that the guarantee in this Article 15 is full and unconditional and no release or extinguishments of the Royalty Payor's Guaranteed Obligations (other than in accordance with this Royalty Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of such guarantee. The Guarantor hereby unconditionally and irrevocably waives, for the benefit of the Royalty Holder: (a) any right to require such Royalty Holder, as a condition of payment or performance of the Guarantor under the guarantee in this Article 15, to proceed against the Royalty Payor or pursue any other remedies whatsoever; (b) any right to revoke such guarantee; and (c) to the fullest extent permitted by applicable law, any defences or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Royalty Payor. The Guarantor understands that the Royalty Holder is relying on this guarantee in entering into this Royalty Agreement.

16. Miscellaneous

16.1 Governing Law

Unless otherwise restricted by any applicable laws of Burkina Faso pertaining to taxes, the Parties intend that this Royalty Agreement be construed and enforced in accordance with, and the rights of the Parties be governed by, the laws of the Province of British Columbia, without regard to principles of conflicts of law that would impose a law of another jurisdiction.

Subject to Section 16.2 of this Royalty Agreement, the Parties irrevocably submit to the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia and any court that may hear appeals from any of those courts for any proceeding in connection with this Royalty Agreement, subject only to the right to enforce a judgment obtained in any of those courts in any other jurisdiction.

16.2 Dispute Resolution

(a) Any dispute, controversy or claim between the Parties, arising out of or relating to this Royalty Agreement, or the execution, interpretation, breach, termination, or invalidity thereof, will be determined by arbitration in accordance with the International Commercial Arbitration Act (British Columbia) or any successor or replacement legislation which may be in force, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the relevant party or its assets. The place of arbitration will be Vancouver and the arbitration will be conducted in the English language.

(b) The arbitration will be conducted by a panel of three arbitrators. The arbitrator selected by the claimant and the arbitrator selected by the respondent will, within 10 days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the neutral third neutral arbitrator will be appointed according to the International Commercial Arbitration Act (British Columbia).

(c) The arbitrators will reduce their award to writing and deliver one copy thereof to each of the Parties, and such award will be final and binding upon the Parties.

(d) Nothing in this provision will prevent any party from seeking conservatory or interim measures, including, but not limited to, attachments, temporary restraining orders or preliminary injunctions or their equivalent, from any court having jurisdiction thereof, either before or after the arbitral tribunal is constituted.

16.3 Other Activities and Interests

This Royalty Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein, including activities involving mineral titles adjoining the Property.

16.4 No Partnership

This Royalty Agreement is not intended to, and will not be deemed to, create any partnership between or among the Parties including, without limitation, a mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint and no Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing herein contained will be deemed to constitute a Party the partner, agent or legal representative of the other Party or to create any fiduciary relationship between the Parties.

16.5 Notice

Any notice, demand, consent or other communication ("Notice") given or made under this Royalty Agreement must be in writing and delivered to the intended recipient by hand, courier, facsimile or by email with acknowledgement of receipt to the addresses below:

(i) If to the Royalty Payor or Guarantor:

West African Resources Limited Level 1, 1 Alvan Street

Subiaco, WA, Australia, 6008

Attention: Richard Hyde, Executive Chairman
E-mail:  richard@westafricanresources.com

(ii) If to the Royalty Holder:

B2Gold Corp.
Park Place

Suite 3400 - 666 Burrard Street
Vancouver, BC V6C 2X8
Attention: General Counsel

E-mail: rricher@b2gold.com

Any Notice will be deemed to have been given and received:

(b) if personally delivered, then on the day of personal service, provided that if such date is a day other than a business day such Notice will be deemed to have been given and received on the first business day following the date of personal service;

(c) if by pre-paid registered mail, then the first business day, after the expiration of five (5) days following the date of mailing; or

(d) if sent by facsimile transmission or e-mail and successfully transmitted prior to 4:00 pm on a business day, then on that business day, and if transmitted after 4:00 pm on a business day, then on the first business day following the date of transmission.

16.6 Further Assurances

Each Party will, at the request of another Party and at the requesting Party's expense, execute all such documents and take all such actions as may be reasonably required to effectuate the purposes and intent of this Royalty Agreement.

16.7 Entire Agreement

This Royalty Agreement constitutes the entire agreement among the Parties with respect to the payment of the Royalty provided herein and cancels and supersedes any prior understandings and agreements between or among the Parties with respect thereto.

16.8 Amendments and Waiver

No modification of or amendment to this Royalty Agreement will be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Royalty Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

16.9 Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties, including, without limitation, the payment of monies.

16.10 Counterparts

This Royalty Agreement may be executed in two or more counterparts (including counterparts delivered by facsimile or by email), all of which, taken together, will be regarded as one and the same Royalty Agreement. Counterparts may be delivered by facsimile or by email with acknowledgement of receipt and the Parties adopt any signatures received by facsimile or by email as original signatures of the Parties.

16.11 Parties in Interest

This Royalty Agreement will inure to the benefit of and be binding on the Parties and their respective successors and assigns as permitted by Section 13 of this Royalty Agreement.

[Signature page follows]

 SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement as of the day and year first above written, each Party recognizing having received one signed copy.

B2GOLD CORP.

Per:	(signed)
Name:
Title:

WEST AFRICAN RESOURCES LIMITED

Per:	(signed)
Name:
Title:

VOLTA II LTD.

Per:	(signed)
Name:
Title:

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement as of the day and year first above written, each Party recognizing having received one signed copy.

B2GOLD CORP.

Per:	(signed)
Name:
Title:

WEST AFRICAN RESOURCES LIMITED

Per:	(signed)
Name:
Title:

VOLTA II LTD.

Per:	(signed)
Name
Title:

Appendix A

Property

The perimeter of the permit granted for KIAKA deposit industrial exploitation is defined by the peaks, which UTM Cartesian coordinates (XY) of the Burkina Faso's official geodetic network are reported below:

SUMMITS	X UTM	Y UTM	SUMMITS	X UTM	Y UTM
EP01	735000	1296000	EP18	739625	1287903
EP02	740500	1296000	EP19	739625	1287691
EP03	740500	1289000	EP20	739481	1287691
EP04	740378	1289000	EP21	739481	1287569
EP05	740378	1288728	EP22	739354	1287569
EP06	740225	1288728	EP23	739354	1237479
EP07	740225	1288580	EP24	739244	1287479
EP08	740128	128S5S0	EP25	739244	1287395
EP09	740128	1288478	EP26	739134	1287395
EP10	740052	1288478	EP27	739134	1287293
EP11	740052	12SS334	EP28	739011	1287293
EP12	739980	1288334	EP29	739011	1287123
EP13	739980	1288188	EP30	738910	1287123
EP14	739887	1288188	EP31	738910	1286836
EP15	739887	1288068	EP32	738796	1286836
EP16	739768	1288068	EP33	738796	1285409
EP17	739768	1287903	EP34	735000	1285409

confidential
Diego Diego
sandiegoxroyalties.com
Mar 22, 2023 3:34 PM EDT

Ellipsoid: Clarke 1880 Datum: Adinda, Zone 30N

The area granted for the industrial permit encompasses 54.02 km2 within the perimeter boundaries defined in the table above.